Exhibit 99

FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
Chief Executive Officer
August 1, 2011		612/617-8524
Hawkins, Inc.		Patrick.Hawkins@HawkinsInc.com
3100 East Hennepin Avenue
Minneapolis, MN 55413
Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS

FIRST QUARTER FISCAL 2012 RESULTS

Minneapolis, MN, August 1, 2011 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for its fiscal 2012 first quarter ended July 3, 2011. Sales of $88.6 million in the period represented an increase of 18.7% from $74.7 million in sales for the first quarter of fiscal 2011. Vertex, which the Company acquired in the fourth quarter of fiscal 2011, contributed approximately $11.0 million of the increase in sales for the period.

Net income for the quarter was $6.7 million, or $0.65 per share, fully diluted, compared to net income of $7.3 million or $0.71 per share, fully diluted, for the first quarter of fiscal 2011.

Chief Executive Officer and President, Patrick H. Hawkins, commented, “In addition to the competitive pricing pressures we have discussed before, we experienced unfavorable weather conditions that negatively impacted our sales volumes this past quarter. The weather was unseasonably cold and wet, with floods occurring within several of our primary sales regions. These conditions led to reduced demand, primarily for water treatment and agricultural chemical applications. Despite these difficult conditions, we continue to focus on serving our customers and growing our market share and grew our sales volumes in the Water Treatment Group. We are also working to identify investments that will support new product applications, provide additional storage and service capability, or allow us to move into a new geography. We opened a Water Treatment branch office on Vertex’s site in Memphis, Tennessee, this quarter and we have entered into an agreement to acquire a parcel of property in the Twin Cities area. This new site would give us room to grow and reduce our dependency on our flood-prone sites along the Mississippi River. We are delighted to have found this expansion site and expect to close on the land purchase in the upcoming quarter, with construction of a new facility commencing shortly thereafter.”

For the quarter ended July 3, 2011, Industrial segment sales were $63.6 million, an increase of 27.6% from sales of $49.8 million during the quarter ended June 30, 2010. The acquisition of Vertex during the fourth quarter of fiscal 2011 contributed approximately $11.0 million of the increase in sales during the first quarter of fiscal 2012. The remaining increase in sales for the Industrial segment was the result of higher selling prices for bulk chemicals due to increased commodity chemical prices, partially offset by lower bulk chemical sales volumes. Water Treatment segment sales for the first quarter of fiscal 2012 were $25.0 million, relatively unchanged from the first quarter fiscal 2011 sales of $24.9 million. Despite adverse weather conditions, the segment’s sales performance was positively impacted by increased sales across all product lines, largely offset by lower selling prices due to competitive pricing pressures.

Company-wide gross profit for the first quarter of fiscal 2012 was $17.9 million, or 20.2% of sales, compared to $18.4 million, or 24.7% of sales, for the first quarter of fiscal 2011. Gross profit for the Industrial segment was $10.7 million, or 16.9% of sales, for the quarter ended July 3, 2011, as compared to $10.3 million, or 20.8% of sales, for the quarter ended June 30, 2010. Lower per-unit profits resulting from competitive pricing pressures across all product lines largely offset the impact of adding Vertex’s business to this segment. Gross profit for the Water Treatment segment was $7.2 million, or 28.8% of sales, for the quarter ended July 3, 2011, as compared to $8.1 million, or 32.6% of sales, for the quarter ended June 30, 2010. The decrease in gross profit was primarily due to competitive pricing pressures, partially offset by increased sales across all product lines.

HAWKINS, INC. REPORTS

RESULTS FOR FIRST QUARTER FISCAL 2012

August 1, 2011

Page Two.

Selling, general and administration (SG&A) expenses increased by $1.2 million during the first quarter of fiscal 2012 compared to the first quarter of fiscal 2011. The increase in SG&A expenses was primarily due to the acquisition of Vertex during the fourth quarter of fiscal 2011.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Minneapolis, Minnesota, and with 25 facilities in 13 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

-more-

HAWKINS, INC. REPORTS

RESULTS FOR FIRST QUARTER FISCAL 2012

August 1, 2011

Page Three.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(In thousands, except share and per-share data)

	Quarter Ended
	July 3, 2011	June 30, 2010

Sales	$88,594	$74,665

Cost of sales	(70,667)	(56,218)

Gross profit	17,927	18,447

Selling, general and administrative expenses	(7,857)	(6,661)

Operating income	10,070	11,786

Investment income	65	106

Income from continuing operations before income taxes	10,135	11,892

Provision for income taxes	(3,782)	(4,555)

Income from continuing operations	6,353	7,337

Income from discontinued operations, net of tax	374	—

Net income	$6,727	$7,337

Weighted average number of shares outstanding-basic	10,307,177	10,253,458

Weighted average number of shares outstanding-diluted	10,362,172	10,308,270

Basic earnings per share
Earnings per share from continuing operations	$0.61	$0.72
Earnings per share from discontinued operations	0.04	—

Basic earnings per share	$0.65	$0.72

Diluted earnings per share
Earnings per share from continuing operations	$0.61	$0.71
Earnings per share from discontinued operations	0.04	—

Diluted earnings per share	$0.65	$0.71

Cash dividends declared per common share	$—	$—

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